Exhibit 99.1

Loar Holdings Inc. Reports Q2 2024 Results and Upward Revision to Guidance

August 13, 2024

WHITE PLAINS, NY., August. 13, 2024 /ACCESSWIRE/ -- Loar Holdings Inc. (NYSE: LOAR) (the “Company,” “Loar,” “we,” “us” and “our”), reported record results for the second quarter of 2024.

Second Quarter 2024

•
Net sales of $97.0 million, up 31.1% versus the prior year’s quarter.
•
Net income for Q2 2024 was $7.6 million, up $7.0 million as compared to the prior year’s quarter.
•
Earnings per share of $0.09.
•
Adjusted EBITDA of $35.0 million, up 26.3% over the prior year’s quarter.
•
Net income margin in the quarter improved to 7.9% from the prior year’s quarter net income margin of 0.8%.
•
Adjusted EBITDA Margin in the quarter was 36.1% compared to 37.5% in the prior year’s quarter.
•
Adjusted Earnings Per Share of $0.13.

“In the second quarter we continued our record setting pace in net sales and Adjusted EBITDA,” stated Dirkson Charles, Loar CEO and Executive Co-Chairman of the Board of Directors. “Additionally, in the quarter we saw the impact of de-stocking give way to exceptional commercial aftermarket growth over last year.

We are also excited for the future addition of Applied Avionics to the Loar Family. With its niche capabilities, proprietary product offering, and high aftermarket content, Applied Avionics fits exceptionally well within our strategic approach to providing customers with a comprehensive set of solutions.”

Loar reported net sales for the quarter of $97.0 million, an increase of $23.0 million or 31.1% over the prior year. Organically(1), net sales increased 17.0% or $12.6 million, to $86.6 million.

Net income for the quarter increased $7.0 million to $7.6 million from a net income of $0.6 million in the comparable quarter a year ago. The increase in net income for the quarter was primarily driven by an increase in operating income and a decrease in interest expense.

Adjusted EBITDA for the quarter was $35.0 million, an increase of 26.3% or $7.3 million over the second quarter of 2023. Adjusted EBITDA Margin, which is Adjusted EBITDA as a percentage of net sales, was

36.1%, compared to 37.5% in the second quarter of the prior year. Adjusted EBITDA Margin was impacted by increased sales of lower margin defense products, the continued dilutive impact of an acquisition completed in the second half of 2023, and infrastructure costs related to being a public company.

Year-to-Date

Net sales for the first six months ended June 30, 2024, were $188.9 million, an increase of $40.6 million or 27.4% over the comparable period a year ago. Organically(1), net sales increased 14.1% or $20.8 million, to $169.0 million.

Net income year-to-date increased $16.8 million to $9.9 million from a net loss of $6.9 million in the comparable period a year ago.

Adjusted EBITDA for the first half of 2024 was $68.1 million, an increase of 24.7% or $13.5 million over the comparable period a year ago. Adjusted EBITDA Margin was 36.0%, compared to 36.8% in the comparable period a year ago. Adjusted EBITDA Margin was impacted by increased sales from lower margin defense products, the continued dilutive impact of an acquisition completed in the second half of 2023, and infrastructure costs related to being a public company.

Please see the attached Table 4 for a reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for the periods discussed in this press release.

(1)

Net organic sales represent net sales from our existing businesses for comparable periods and exclude net sales from acquisitions. We include net sales from new acquisitions in net organic sales from the 13th month after the acquisition on a comparative basis with the prior period.

Full Year 2024 Outlook – Revised Upward

“Given the strong performance of the business in Q2, we are revising our guidance upward for the full year 2024. As we look to the end of the year we continue to expect strong demand drivers across the end-markets in which we participate,” stated Mr. Charles.

•
Net sales – between $374 million and $378 million, up from $370 million to $374 million
•
Net income - between $28.4 million and $29.6 million, up from $25.7 million to $27.1 million
•
Adjusted EBITDA - between $134 million and $136 million, up from $132 million to $134 million
•
Net income margin – approximately 8%, up from 7%
•
Adjusted Earnings Per Share - between $0.44 and $0.46, up from $0.41 to $0.43
•
Adjusted EBITDA Margin – approximately 36%
•
Interest expense – approximately $42 million
•
Market Assumptions – Full year outlook is based on the following assumptions:
o
Commercial, Business Jet, and General Aviation OEM growth of mid double-digits, up from low double-digits
o
Commercial, Business Jet, and General Aviation aftermarket growth of mid double-digits, up from low double-digits
o
Defense growth of mid double-digits, up from low double-digits

Adjusted EBITDA, Adjusted Earnings Per Share and Adjusted EBITDA Margin are non-GAAP financial measures provided in this “Full Year 2024 Outlook – Revised Upward” section on a forward-looking basis. The Company does not provide a reconciliation of such forward-looking measures to the most directly comparable financial measures calculated and presented in accordance with GAAP because to do so would be potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

Earnings Conference Call

A conference call for investors and security analysts is scheduled on Tuesday August 13, 2024, at 10:30a.m., Eastern Time. To participate in the call telephonically please dial +1 877-407-0670 / +1 215-268-9902. International participants can find a list of toll-free numbers here. A live audio webcast will also be available at the following link as well as through the Investor section of Loar Holdings website; https://ir.loargroup.com

The webcast will be archived and available for replay later in the day.

About Loar Holdings Inc.

Loar Holdings Inc. is a diversified manufacturer and supplier of niche aerospace and defense components that are essential for today’s aircraft and aerospace and defense systems. Loar has established relationships across leading aerospace and defense original equipment manufacturers and Tier Ones worldwide.

Non-GAAP Supplemental Information

We present in this press release certain financial information based on our EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings Per Share. References to “EBITDA” mean earnings before interest, taxes, depreciation and amortization, references to “Adjusted EBITDA” mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net income (loss) to EBITDA and Adjusted EBITDA, and references to “Adjusted EBITDA Margin” refer to Adjusted EBITDA divided by net sales. References to “Adjusted Earnings Per Share” mean net income plus certain adjustments as set forth in the reconciliations below to derive Adjusted EBITDA from EBITDA, less the tax effect of these adjustments. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings Per Share are not measurements of financial performance under U.S. GAAP. We present EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings Per Share because we believe they are useful indicators for evaluating operating performance. In addition, our management uses Adjusted EBITDA to review and assess the performance of the management team in connection with employee incentive programs and to prepare its annual budget and financial projections. Moreover, our management uses Adjusted EBITDA of target companies to evaluate acquisitions..

Although we use EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share as measures to assess the performance of our business and for the other purposes set forth above, the use of non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with U.S. GAAP. Some of these limitations are:

•
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin do not reflect the significant interest expense, or the cash requirements necessary to service interest payments on our indebtedness.
•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the cash requirements for such replacements are not reflected in EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin.
•
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings Per Share exclude the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.
•
The omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin; and
•
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin do not include the payment of taxes, which is a necessary element of our operations.

Because of these limitations, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings Per Share should not be considered as measures of cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings Per Share in isolation and specifically by using other U.S. GAAP measures, such as net sales and operating profit, to measure our operating performance. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings Per Share are not measurements of financial performance under U.S. GAAP, and they should not be considered as alternatives to net income (loss) or cash flow from operations determined in accordance with U.S. GAAP. Our calculations of EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings Per Share may not be comparable to the calculations of similarly titled measures reported by other companies.

Future Looking Statements

This press release includes express or implied forward-looking statements. Forward-looking statements include all statements that are not historical facts including those that reflect our current views with respect to, among other things, our operations and financial performance. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative version of these words or similar terms and phrases may identify forward-looking statements in this press release, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this press release, including, but not limited to, the statements under the heading “Full Year 2024 Outlook – Revised Upward,” are based on management’s current expectations and are not guarantees of future performance. Our expectations and beliefs are expressed in management’s good faith, and we believe there is a reasonable basis for them, however, the forward-looking statements are subject to various known and unknown risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory, and other factors, many of which are beyond our control. We believe that these factors include but are not limited to the following: the almost exclusive focus of our business on the aerospace and defense industry; our heavy reliance on certain customers for a significant portion of our sales; the fact that we have in the past consummated acquisitions and our intention to continue to pursue acquisitions, and that our business may be adversely affected if we cannot consummate acquisitions on satisfactory terms, or if we cannot effectively integrate acquired operations; and the other risks and uncertainties described under “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the Securities and Exchange Commission (“SEC”) on May 14, 2024, as well as the Company’s Quarterly Report on Form 10-Q that will be filed following this earnings release, and other periodic reports filed by the Company from time to time with the SEC.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in the forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date of this press release and is expressly qualified in its entirety by the cautionary statements included in this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments, or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable law.

Contact

Ian McKillop

Loar Group Investor Relations

IR@loargroup.com

Loar Holdings Inc.

Table 1: - Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands except share amounts)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$73,203	$21,489
Accounts receivable, net	60,612	59,002
Inventories	84,944	77,962
Other current assets	14,490	11,830
Income taxes receivable	336	393
Total current assets	233,585	170,676
Property, plant and equipment	70,754	72,174
Finance lease assets	2,310	2,448
Operating lease assets	5,959	6,297
Other long-term assets	14,065	11,420
Intangible assets, net	301,063	316,542
Goodwill	472,589	470,888
Total assets	$1,100,325	$1,050,445

Liabilities and equity
Current liabilities:
Accounts payable	$16,116	$12,876
Current portion of long-term debt	2,498	6,896
Current portion of finance lease liabilities	210	190
Current portion of operating lease liabilities	606	609
Income taxes payable	6,520	6,133
Accrued expenses and other current liabilities	22,089	24,776
Total current liabilities	48,039	51,480
Deferred income taxes	33,918	36,785
Long-term debt, net	248,159	528,582
Finance lease liabilities	3,291	3,401
Operating lease liabilities	5,490	5,802
Environmental liabilities	1,080	1,145
Other long-term liabilities	1,908	5,109

Commitments and contingencies

Equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized and no shares issued or outstanding	—	—
Common stock, $0.01 par value, 485,000,000 shares authorized; 89,703,571 issued and outstanding at June 30, 2024	897	—
Additional paid-in capital	790,397	—
Accumulated deficit	(32,901)	—
Accumulated other comprehensive income	47	—
Member's equity	—	418,141
Total equity	758,440	418,141
Total liabilities and equity	$1,100,325	$1,050,445

Loar Holdings Inc.

Table – 2: Condensed Consolidated Statements of Operations

(Unaudited, amounts in thousands except per common share and per common unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$97,015	$73,989	$188,859	$148,235
Cost of sales	49,489	36,517	96,900	74,728
Gross profit	47,526	37,472	91,959	73,507
Selling, general and administrative expenses	27,276	19,502	50,176	38,347
Transaction expenses	929	421	1,105	604
Other income	2,867	79	2,867	127
Operating income	22,188	17,628	43,545	34,683
Interest expense, net	10,636	16,568	28,370	31,970
Refinancing costs	1,645	—	1,645	—
Income before income taxes	9,907	1,060	13,530	2,713
Income tax provision	(2,266)	(437)	(3,640)	(9,609)
Net income (loss)	$7,641	$623	$9,890	$(6,896)
Net income per common share:
Basic	$0.09	n/a	$0.11	n/a
Diluted	$0.09	n/a	$0.11	n/a
Weighted average common shares outstanding:
Basic	87,534	n/a	87,534	n/a
Diluted	89,242	n/a	89,242	n/a

Net income (loss) per common unit	n/a	$3,061.24	n/a	$(33,799.70)
Weighted average common units outstanding - basic and diluted	n/a	204	n/a	204

Loar Holdings Inc.

Table 3: - Condensed Consolidated Statements of Cash Flows

(Unaudited, amounts in thousands)

	Six Months Ended June 30,
	2024	2023
Operating Activities
Net income (loss)	$9,890	$(6,896)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	5,408	4,983
Amortization of intangibles and other long-term assets	14,304	13,768
Amortization of debt issuance costs	692	1,724
Stock-based compensation	4,474	186
Deferred income taxes	(2,451)	5,343
Non-cash lease expense	277	397
Refinancing costs	1,645	—
Other income	(2,867)	—
Changes in assets and liabilities:
Accounts receivable	(1,714)	(5,969)
Inventories	(7,201)	(9,397)
Other assets	(4,550)	(2,377)
Accounts payable	3,428	1,906
Other liabilities	(3,123)	(3,865)
Environmental liabilities	(65)	(29)
Operating lease liabilities	(252)	(407)
Net cash provided by (used in) operating activities	17,895	(633)

Investing Activities
Capital expenditures	(4,452)	(4,731)
Proceeds from sale of fixed assets	322	—
Proceeds from acquisition purchase price adjustment	289	—
Net cash used in investing activities	(3,841)	(4,731)

Financing Activities
Net proceeds from issuance of common stock	325,731	—
Payments of long-term debt	(286,349)	(2,597)
Proceeds from issuance of long-term debt	—	20,000
Financing costs and other, net	(1,676)	(400)
Payments of finance lease liabilities	(90)	(72)
Net cash provided by financing activities	37,616	16,931

Effect of translation adjustments on cash and cash equivalents	44	(272)
Net increase in cash and cash equivalents	51,714	11,295

Cash and cash equivalents, beginning of period	21,489	35,497
Cash and cash equivalents, end of period	$73,203	$46,792

Supplemental information
Interest paid during the period, net of capitalized amounts	$28,035	$30,544
Income taxes paid during the period, net	$5,596	$4,131

Loar Holdings Inc.

Table – 4: Reconciliation of Net income (Loss) to EBITDA and Adjusted EBITDA

(Unaudited, amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income (loss)	$7,641	$623	$9,890	$(6,896)
Adjustments:
Interest expense, net	10,636	16,568	28,370	31,970
Refinancing costs	1,645	—	1,645	—
Income tax provision	2,266	437	3,640	9,609
Operating income	22,188	17,628	43,545	34,683
Depreciation	2,730	2,537	5,408	4,983
Amortization	7,039	6,888	14,304	13,768
EBITDA	31,957	27,053	63,257	53,434
Adjustments:
Other income (1)	(2,867)	(79)	(2,867)	(127)
Transaction expenses (2)	929	421	1,105	604
Stock-based compensation (3)	4,387	93	4,474	186
Acquisition and facility integration costs (4)	625	248	2,093	485
Adjusted EBITDA	$35,031	$27,736	$68,062	$54,582
Net sales	$97,015	$73,989	$188,859	$148,235
Net income (loss) margin	7.9%	0.8%	5.2%	(4.7)%
Adjusted EBITDA Margin	36.1%	37.5%	36.0%	36.8%

(1)
Represents the reduction in the estimated contingent purchase price for the CAV Group Limited acquisition in 2024 and a grant from the U.S. Department of Transportation under the Aviation Manufacturing Jobs Protection Program in 2023.
(2)
Represents third party transaction-related costs for acquisitions comprising deal fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred.
(3)
Represents the non-cash compensation expense recognized by the Company for equity awards.
(4)
Represents costs incurred to integrate acquired businesses and product lines into our operations, facility relocation costs and other acquisition-related costs.

Loar Holdings Inc.

Table – 5: Sales by End-Market

(Unaudited, amounts in thousands)

	Three Months Ended June 30,
	2024			2023
	OEM Net Sales	Aftermarket Net Sales	Total Net Sales	OEM Net Sales	Aftermarket Net Sales	Total Net Sales
Commercial Aerospace	$14,299	$26,894	$41,193	$13,702	$20,211	$33,913
Business Jet and General Aviation	17,438	9,725	27,163	10,430	6,308	16,738
Total Commercial	31,737	36,619	68,356	24,132	26,519	50,651
Defense	8,855	12,022	20,877	7,150	5,996	13,146
Other	3,451	4,331	7,782	5,066	5,126	10,192
Total	$44,043	$52,972	$97,015	$36,348	$37,641	$73,989

	Six Months Ended June 30,
	2024			2023
	OEM Net Sales	Aftermarket Net Sales	Total Net Sales	OEM Net Sales	Aftermarket Net Sales	Total Net Sales
Commercial Aerospace	$30,492	$52,043	$82,535	$25,913	$43,130	$69,043
Business Jet and General Aviation	33,645	19,132	52,777	19,690	12,787	32,477
Total Commercial	64,137	71,175	135,312	45,603	55,917	101,520
Defense	16,641	20,871	37,512	14,542	13,838	28,380
Other	7,751	8,284	16,035	9,656	8,679	18,335
Total	$88,529	$100,330	$188,859	$69,801	$78,434	$148,235

Loar Holdings Inc.

Table – 6: Reconciliation of Earnings Per Share to Adjusted Earnings Per Share

(Unaudited, amounts in thousands except per share amounts)

	Three Months Ended June 30,	Six Months Ended June 30,
	2024	2024
Reported earnings per share
Net income	$7,641	$9,890
Denominator for basic and diluted earnings per common share:
Weighted-average common shares outstanding - basic	87,534	87,534
Effect of dilutive common shares	1,708	1,708
Weighted average common shares outstanding—diluted	89,242	89,242
Net income per common shares—basic	$0.09	$0.11
Net income per common shares—diluted	$0.09	$0.11

Adjusted earnings per share
Net income	$7,641	$9,890
Refinancing costs	1,645	1,645
Gross adjustments to EBITDA	3,074	4,805
Tax adjustment (1)	(530)	(1,115)
Adjusted net income	$11,830	$15,225
Adjusted diluted earnings per share	$0.13	$0.17

Diluted earnings per share to adjusted earnings per share
Net income per common shares—diluted	$0.09	$0.11
Adjustments to diluted earnings per share:
Refinancing costs	0.02	0.02
Other income	(0.03)	(0.03)
Transaction expenses	0.01	0.01
Stock-based compensation	0.05	0.05
Acquisition and facility integration costs	—	0.02
Tax adjustment (1)	(0.01)	(0.01)
Adjusted earnings per share	$0.13	$0.17

(1)
For the three and six months ended June 30, 2024, the tax adjustment represents the tax effect of the adjustments at the applicable effective tax rate.